UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INFORMATION HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1518007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2777 Summer Street, Suite 602 Stamford, Connecticut	06905
(Address of Principal Executive Offices)	(Zip Code)

(203) 961-9106
(Registrant’s telephone number, including area code)

Information Holdings Inc. 1998 Stock Option Plan, as amended

(Full title of the plan)

Mason P. Slaine
President and Chief Executive Officer

2777 Summer Street, Suite 602
Stamford, Connecticut  06905
Telephone:  (203) 961-9106
(Name and address, including zip code, of agent for service)
(Telephone number, including area code, of agent for service)

COPY TO:

Steven Gartner, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

EXPLANATORY NOTE

Pursuant to a Form S-8 registration statement (File No. 333-69024) filed with the Securities and Exchange Commission (the “SEC”) on September 6, 2001 (the “Registration Statement”), Information Holdings Inc. (the “Company”) registered 600,000 shares of its common stock, $0.01 par value per share (“Common Stock”), issuable in connection with the Company’s 1998 Stock Option Plan, as amended.

On November 29, 2004, the Company consummated a merger (the “Merger”) with Thyme Corporation, a Delaware corporation and wholly-owned subsidiary of The Thomson Corporation, an Ontario, Canada corporation.  The Merger was approved by the Company’s stockholders at a special meeting of stockholders held on August 31, 2004.  As a result of the Merger, each outstanding share of Common Stock has been converted, subject to any perfected appraisal rights, into the right to receive $28.00 in cash, without interest.

The purpose of this Amendment No. 1 to the Registration Statement is to terminate the Registration Statement and to deregister all of the shares of Common Stock originally registered thereby which remain outstanding as of such termination.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on the day of November 29, 2004.

INFORMATION HOLDINGS INC.

By:	/s/ Mason P. Slaine
Name: Mason P. Slaine
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Mason P. Slaine	/s/ Vincent A. Chippari
Mason P. Slaine	Vincent A. Chippari
President, Chief Executive Officer and	Executive Vice President and
Director	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)
November 29, 2004	November 29, 2004

/s/ Michael E. Danziger	/s/ David R. Haas
Michael E. Danziger	David R. Haas
Director	Director
November 29, 2004	November 29, 2004

/s/ Keith B. Jarrett	/s/ Sidney Lapidus
Keith B. Jarrett	Sidney Lapidus
Director	Director
November 29, 2004	November 29, 2004

/s/ Martin D. Payson	/s/ John L. Vogelstein
Martin D. Payson	John L. Vogelstein
Director	Director
November 29, 2004	November 29, 2004